Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-249952) and Form S-8 (Nos. 333-264328, 333-261840, 333-255254, 333-237344, 333-230538, 333-223898, 333-216935, 333-210367, 333-202868, 333-194509, 333-194508, 333-187469, 333-181327, 333-180212, 333-172967, 333-165536, 333-158394, 333-149790, 333-141797, 333-132957, 333-123753, and 333-116867) of Marchex, Inc. (the “Company”), of our report dated March 29, 2022, except for the effects of the revisions to correct deferred taxes described in Note 5, as to which the date is March 31, 2023, relating to the 2021 consolidated financial statements of the Company, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2022.

/s/ Moss Adams LLP

Seattle, Washington

March 31, 2023